Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

Recorded Net Income of $18.3 Million in Q4 2018 Marking a Strong End to 2018

Closed Financing for Scrubber Installations as Part of Our Comprehensive IMO 2020 Strategy

New York, New York, March 5, 2019 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and twelve months ended December 31, 2018.

The following financial review discusses the results for the three and twelve months ended December 31, 2018 and December 31, 2017.

Fourth Quarter 2018 and Year-to-Date Highlights

•	Recorded net income of $18.3 million for the fourth quarter of 2018
o	Basic and diluted earnings per share of $0.44
o	Adjusted net income of $16.3 million or adjusted basic and diluted earnings per share of $0.39, excluding a $2.0 million gain on sale of vessels
•	Net revenue (voyage revenues minus voyage expenses and charter hire expenses) totaled $75.6 million during Q4 2018, 27% higher than the same period of 2017
•	TCE increased to $13,237 for Q4 2018, marking a year-over-year improvement of 23%
o	TCE for 2018 reached $11,364, the Company’s highest level since 2011
o
Our 2018 TCE outperformed the relevant Baltic Exchange benchmark sub-indices as adjusted for our owned fleet profile by approximately $500 per vessel per day, highlighting the importance of our expanded commercial platform[1]

•	Maintained low daily vessel operating expenses (“DVOE”) of $4,336 per vessel per day during Q4 2018, as a result of our industry leading cost efficient structure
o	During 2018, DVOE was $4,379 per vessel per day, which is below our 2018 budget without sacrificing our high safety and maintenance standards
•	Our cash position as of December 31, 2018 was $202.8 million
•	Recorded EBITDA of $44.4 million during Q4 2018 and $65.3 million for the full year of 2018

o	Adjusted EBITDA of $42.4 million for Q4 2018, after excluding a $2.0 million of gain on sale of vessels[2]
o	Adjusted EBITDA of $122.9 million for 2018, after excluding $56.6 million for impairment of vessels assets, $4.5 million for a loss on debt extinguishment and $3.5 million for gain on sale of vessels[2]
•
Entered into an amendment to our $460 Million Credit Facility in February 2019 providing an additional tranche of up to $35 million to cover up to 90% of the expenses related to the acquisition and installation of exhaust gas cleaning systems (“scrubbers”) on our 17 Capesize vessels

•	Completed the sales of a total of eight vessels as part of our fleet renewal program during 2018, including:
o	The sales of five vessels during the fourth quarter of 2018 for a cumulative gain of $2.0 million
o	These sales were in addition to the two vessels sold in Q3 2018, the Genco Surprise and Genco Progress, for a cumulative gain of $1.5 million
o	In January 2019, we sold the Genco Vigour, which was our last remaining unencumbered vessel

1 TCE relative performance is benchmarked against the weighted average of the relevant sub-indices of the Baltic Dry Index as published by the Baltic Exchange (BCI 5TC, BPI, BSI 58 and BHSI) net of 5% for commissions, adjusted for our owned fleet composition as well as the characteristics of our vessels.
2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

John C. Wobensmith, Chief Executive Officer, commented, “During 2018, we continued to execute upon the Company’s strategic plan as we further developed our active commercial platform, took steps to optimize our fleet composition and enhanced our capital structure. Specifically, under the first full year of our revamped commercial operation, we outperformed our benchmarks meaningfully which together with firm market conditions led Genco to generate significant operating cash flows while reinforcing an already strong balance sheet. So far in 2019, seasonal factors coupled with events such as the Vale dam tragedy have led to volatility in freight rates in the short-term. We believe such short-term volatility highlights the importance of our solid liquidity position as well as our approach of deploying a fleet with direct exposure to the major and minor drybulk commodities both of which present strong long-term demand prospects underpinned by a backdrop of low net fleet growth.”

Our Commercial Strategy Continues to Actively Drive Revenue and Margin Growth

Overall, our fleet deployment strategy remains weighted towards short-term fixtures, which provides optionality for the Company. We believe that our active commercial strategy, together with our efficient cost structure, provides continuing potential for increased margins. Furthermore, our barbell approach to fleet composition provides direct exposure to both major and minor bulk commodities enabling our fleet’s cargo carrying capabilities to closely mirror those of global commodity trade flows.

Our fourth quarter of 2018 TCE results by class are listed below. During the fourth quarter, we took advantage of our prior strategic positioning of select vessels to key designated regions to drive TCE on our minor bulk fleet. Additionally, fixed rate coverage at near 2018 peak levels on our Capesize fleet ahead of a volatile quarter minimized exposure to a counter-seasonal decline in freight rates. During the quarter, Genco’s approach to fleet composition described above proved beneficial, as earnings on the smaller vessels remained resilient despite the volatility in the Capesize segment. Our TCE performance during the fourth quarter of 2018 improved by 23% as compared to the same period the year before.

•	Capesize: $17,052
•	Panamax: $10,134
•	Ultramax, Supramax and Handymax: $12,724
•	Handysize: $10,545
•	Fleet average: $13,237

We currently have the following net TCE fixed for the first quarter of 2019. We continue to take a portfolio approach to the deployment of our Capesize fleet as we have fixed several vessels on West Australian round voyages in the Pacific while booking fronthaul voyages during Q4 2018 with our Atlantic positions. For the minor bulk fleet, we continue benefiting from scale in designated key regions where we have established a critical mass.

•	Capesize: $13,739 for 84% of the available Q1 2019 days
•	Panamax: $7,140 for 70% of the available Q1 2019 days
•	Ultramax and Supramax: $9,421 for 84% of the available Q1 2019 days
•	Handysize: $7,056 for 89% of the available Q1 2019 days
•	Fleet average: $10,042 for 85% of the available Q1 2019 days

Scrubber Facility

On February 28, 2019, we entered into an amendment to our $460 Million Credit Facility to provide an additional tranche of up to $35 million to cover up to 90% of the expenses related to the acquisition and installation of scrubbers on our 17 Capesize vessels. Borrowings under the $35 million tranche will bear interest at LIBOR plus 250 basis points through September 30, 2019 and LIBOR plus a range of 225 to 275 basis points thereafter, dependent upon total net indebtedness to consolidated EBITDA for the preceding four calendar quarters.  Nordea Bank ABP, New York Branch, Skandinaviska Enskilda Banken AB (publ), Crédit Agricole Corporate and Investment Bank, and Danish Ship Finance A/S are the lenders for the additional tranche.

Fleet Renewal Program

During the second half of the year, the Company agreed to sell eight vessels as part of our previously announced fleet renewal program, achieving total gross proceeds of $52.5 million.

Seven of these vessels were delivered to their respective buyers in 2018, while the remaining vessel delivered in January 2019. Specifically, in Q3 2018, we delivered two vessels to their respective buyers, namely: the Genco Surprise, a 1998-built Panamax vessel, on August 7, 2018, and the Genco Progress, a 1999-built Handysize vessel, on September 13, 2018. In Q4 2018, we delivered five vessels to their respective buyers, namely: the Genco Cavalier, a 2007-built Supramax vessel, on October 16, 2018; the Genco Explorer, a 1999-built Handysize vessel, on November 13, 2018; the Genco Muse, a 2001-built Handymax vessel, on December 5, 2018; the Genco Beauty, a 1999-built Panamax vessel, on December 17, 2018; and the Genco Knight, a 1999-built Panamax vessel, on December 26, 2018. Furthermore, we completed the sale of the Genco Vigour, a 1999-built Panamax vessel, on January 28, 2019. As a result of the sales, Genco will save anticipated drydocking and ballast water treatment system installation costs of approximately $11.5 million previously scheduled for 2018 and 2019.

Our fleet now consists of 58 vessels with a carrying capacity of 5,075,000 dwt. On a per sector basis, the fleet currently consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax, and 13 Handysize vessels with an average age of 9.0 years, representing reduction in average age of almost two years from our prior fleet composition of 60 vessels before any of the 2018 and 2019 vessel sale and purchase activity.

Financial Review: 2018 Fourth Quarter

The Company recorded net income for the fourth quarter of 2018 of $18.3 million, or $0.44 basic and diluted net earnings per share. Comparatively, for the three months ended December 31, 2017, the Company recorded net income of $2.6 million, or $0.07 basic and diluted net earnings per share.

The Company’s revenues increased to $112.2 million for the three months ended December 31, 2018, 50% higher than the $74.9 million recorded for the three months ended December 31, 2017. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters as well as higher spot market rates achieved by the majority of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $13,237 per day for the three months ended December 31, 2018 as compared to $10,761 for the three months ended December 31, 2017. The increase in TCE was primarily due to higher rates achieved by the majority of the vessels in our fleet during the fourth quarter of 2018 versus the fourth quarter of 2017. During the fourth quarter of 2018, the drybulk freight market remained at healthy levels despite pockets of volatility in the middle of the quarter for Capesize vessel earnings. For the full year of 2018, the Baltic Dry Index averaged 1,353, its highest level since 2011 led by strong global steel production and firm growth in imports of raw materials from developing economies met with the backdrop of low net fleet growth on the supply side. Subsequently, in the first quarter of 2019, seasonal factors such as frontloaded newbuilding deliveries, the Lunar New Year celebration and weather-related disruptions hampering cargo availability have been exacerbated by the tragic Vale dam breach, further coal restrictions in China as well as the overhang of the U.S.-China trade dispute. All of these factors have affected the market since the beginning of the year. Nonetheless, the Company has fixed approximately 85% of its Q1 2019 days at a fleet-wide average TCE of $10,042.

Total operating expenses were $86.2 million for the three months ended December 31, 2018 compared to $64.9 million for the three months ended December 31, 2017. Included in the three months ended December 31, 2018 was a gain on sale of vessels totaling $2.0 million. Voyage expenses rose to $36.3 million for the three months ended December 31, 2018 versus $15.6 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses marginally increased to $24.8 million for the three months ended December 31, 2018, from $24.2 million for the three months ended December 31, 2017. General and administrative expenses were $6.4 million for the fourth quarter of 2018 compared to $5.6 million for the fourth quarter of 2017. Depreciation and amortization expenses increased to $18.4 million for the three months ended December 31, 2018 from $17.6 million for the three months ended December 31, 2017.

Daily vessel operating expenses, or DVOE, amounted to $4,336 per vessel per day for the fourth quarter of 2018, and $4,379 for the twelve months ended December 31, 2018, below our budget of $4,440 per vessel per day and compared to $4,387 per vessel per day for the fourth quarter of 2017. The decrease in DVOE was predominantly due to lower maintenance related expenses, and partially offset by higher crew related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2019 is $4,525 per vessel per day on a weighted average basis for the entire year for our fleet.

Apostolos Zafolias, Chief Financial Officer, commented, “We ended 2018 with a sizeable cash balance, as we benefited from a stronger rate environment, a strengthened commercial strategy and low direct vessel operating expenses. During the year, we also continued to access capital under favorable terms, serving to strengthen our balance sheet and support our ability to grow and invest in the fleet. In addition to our $108 million acquisition credit facility, we closed on an oversubscribed $460 million credit facility and subsequently upsized it to provide an additional tranche of up to $35 million to support our comprehensive IMO 2020 strategy.”

Financial Review: Twelve Months 2018

The Company recorded a net loss of $32.9 million or $0.86 basic and diluted net loss per share for the twelve months ended December 31, 2018. This compares to a net loss of $58.7 million or $1.71 basic and diluted net loss per share for the twelve months ended December 31, 2017. Net loss for the twelve months ended December 31, 2018 and 2017, includes non-cash vessel impairment charges of $56.6 million and $22.0 million, respectively. Net loss for the twelve months ended December 31, 2018 also includes a loss on debt extinguishment in the amount of $4.5 million as well as a gain from sale of vessels totaling $3.5 million. Net loss for the twelve months ended December 31, 2017 includes a gain on sale of vessels in the amount of $7.7 million. Revenues increased to $367.5 million for the twelve months ended December 31, 2018 compared to $209.7 million for the twelve months ended December 31, 2017. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters as well as higher spot market rates achieved by the majority of our vessels. Voyage expenses increased to $114.9 million for the twelve months ended December 31, 2018 from $25.3 million for the same period in 2017.  This increase was primarily due to the employment of vessels on spot market voyage charters during the 2018 as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. TCE rates obtained by the Company increased to $11,364 per day for the twelve months ended December 31, 2018 from $8,474 per day for the twelve months ended December 31, 2017, due to higher rates achieved by the majority of the vessels in our fleet. Total operating expenses for the twelve months ended December 31, 2018 and 2017 were $367.0 million and $239.3 million, respectively. Total operating expenses include non-cash vessel impairment charges of $56.6 million relating to the revaluation of certain vessels that comprise our fleet renewal plan to their respective fair values for the twelve months ended December 31, 2018, as well as a $3.5 million gain from sale of vessels. For the twelve months ended December 31, 2017, total operating expenses include non-cash vessel impairment charges totaling $22.0 million and a gain on sale of vessels of $7.7 million. General and administrative expenses for the twelve months ended December 31, 2018 increased to $23.1 million as compared to the $22.2 million in the same period of 2017. Daily vessel operating expenses per vessel were $4,379 versus $4,417 in the comparative periods. The decrease in DVOE was predominantly due to lower drydocking related expenses, partially offset by higher expenses crew related expenses. EBITDA for the twelve months ended December 31, 2018 amounted to $65.3 million compared to $42.0 million during the prior period. During the twelve months of 2018 and 2017, EBITDA included non-cash impairment charges, loss on debt extinguishment and gains on sale of vessels as mentioned above. Excluding these non-cash charges, our adjusted EBTIDA would have amounted to $122.9 million and $56.3 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the year ended December 31, 2018 was $65.9 million as compared to $24.1 million for the year ended December 31, 2017.  Included in the net loss during the year ended December 31, 2018 were $56.6 million of non-cash impairment charges, as well as a $4.5 million loss on the extinguishment of debt, a $5.3 million payment on the $400 Million Credit Facility and gains totaling $3.5 million arising from the sale of seven vessels.  Included in the net loss during the year ended December 31, 2017 were $22.0 million of non-cash impairment charges, paid in kind interest incurred of $4.5 million related to the $400 Million Credit Facility, as well as a gain on sale of vessels in the amount of $7.7 million due to the sale of five vessels. Depreciation and amortization expense for the year ended December 31, 2018 decreased by $2.8 million primarily due to the revaluation of nine of our vessels that were written down to their estimated fair market value during the first quarter of 2018, as well as the revaluation of six of our vessels that were written down to their estimated fair market value during the second and third quarters of 2017.  These decreases in depreciation were partially offset by an increase in depreciation expense for the six vessels delivered during the third quarter of 2018.  Additionally, the fluctuation in inventories increased by $7.7 million due to additional fuel inventory for our vessels as the result of the employment of our vessels on spot market voyage charters. There was also a $7.6 million increase in the fluctuation in due from charterers due to the timing of payments received from charterers.  These changes were offset by a $5.5 million decrease in deferred drydocking costs incurred because there were less vessels that completed drydocking during 2018 as compared to 2017.

Net cash used in investing activities was $195.4 million during the year ended December 31, 2018 as compared to net cash provided by investing activities of $17.4 million during the year ended December 31, 2017.  Net cash used in investing activities during 2018 consisted primarily of $241.9 million purchase of vessels related primarily to the six vessels that delivered to us during the third quarter of 2018.  This cash outflow during 2018 was partially offset by $44.3 million of proceeds from the sale of seven vessels during the second half of 2018 and $3.6 million of proceeds received for hull and machinery claims related primarily to the receipt of the remaining insurance settlement for the main engine repair claim for the Genco Tiger.  Net cash provided by investing activities during 2017 consisted primarily of $15.5 million of proceeds from the sale of five vessels during 2017 and $2.4 million of proceeds received for hull and machinery claims related primarily to the receipt of the remaining insurance settlement for the main engine repair claims for the Baltic Lion and the Genco Tiger.

Net cash provided by financing activities during the year ended December 31, 2018 was $127.3 million as compared to net cash used in financing activities of $5.6 million during the year ended December 31, 2017.  Net cash provided by financing activities of $127.3 million during 2018 consisted primarily of the $460.0 million drawdown on the $460 Million Credit Facility, the $108.0 million drawdown on the $108 Million Credit Facility and the net proceeds from the issuance of common stock on June 19, 2018 of $109.8 million partially offset by the following:  $399.6 million repayment of debt under the $400 Million Credit Facility; $93.9 million repayment of debt under the $98 Million Credit Facility; $25.5 million repayment of debt under the 2014 Term Loan Facilities; $15.0 million repayment of debt under the $460 Million Credit Facility; $11.8 million payment of deferred financing costs; $3.0 million payment of debt extinguishment costs and $1.6 million repayment of debt under the $108 Million Credit Facility.  On August 14, 2018, we entered into the $108 Million Credit Facility to finance a portion of the purchase price for the six vessels acquired during the three months ended September 30, 2018.  On June 5, 2018, the $460 Million Credit Facility refinanced the following three existing credit facilities; the $400 Million Credit Facility, the $98 Million Credit Facility and the 2014 Term Loan Facilities.  Net cash used in financing activities of $5.6 million for the year ended December 31, 2017 consisted of the following: $2.8 million repayment of debt under the 2014 Term Loan Facilities; $1.3 million repayment of debt under the $98 Million Credit Facility; $1.1 million payment of Series A Preferred Stock issuance costs; and $0.4 million repayment of debt under the $400 Million Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. We completed installment payment obligations relating to vessels we agreed to acquire in 2018 during the third quarter of 2018 using a combination of cash on hand and commercial bank financing as previously reported.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We did not drydock any of our vessels during the fourth quarter of 2018. We currently expect two vessels to drydock during the first quarter of 2019, and an additional 33 vessels to drydock during the remainder of the year.

We also anticipate incurring capital expenditures with respect to the installation of ballast water treatment systems, which we intend to fund with cash on hand.  In addition, we expect to incur capital expenditures for the installation of scrubbers on our 17 Capesize vessels and are considering options to install scrubbers on an additional 15 minor bulk vessels. We expect the cost for our Capesize vessels, including installation, to be approximately $2.25 million per vessel, which may vary according to the specifications of our vessels and technical aspects of the installation, among other variables. We anticipate funding the acquisition and installation of scrubbers on our 17 Capesize vessels through a combination of commercial bank debt from an additional tranche of up to $35 million under our $460 Million Credit Facility and cash on hand.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, scrubber costs and scheduled off-hire days for our fleet through 2019 to be:

	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Estimated Drydock Costs (1)	$2.5 million	$19.2 million	$8.7 million	$3.2 million
Estimated Scrubber Costs (2)	$0.0 million	$22.5 million	$15.8 million	$0.0 million
Estimated Offhire Days (3)	40	480	295	60

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Included are estimated costs associated with the installation of ballast water treatment systems. Estimated costs presented include approximately $7.5 million of costs associated with 6 vessels that could potentially be sold based on our fleet renewal program.

(2) We anticipate funding the acquisition and installation of scrubbers on our 17 Capesize vessels through a combination of commercial bank debt from an additional tranche of up to $35 million under our $460 Million Credit Facility and cash on hand. Assumes expenditures on date of installation.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 120 days associated with 6 vessels that could potentially be sold based on our fleet renewal program.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$112,185	$74,918	$367,522	$209,698
Total revenues	112,185	74,918	367,522	209,698

Operating expenses:
Voyage expenses	36,305	15,579	114,855	25,321
Vessel operating expenses	24,785	24,219	97,427	98,086
Charter hire expenses	302	-	1,534	-
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million, $0.5 million, $2.2 million and $4.1 million, respectively)	6,380	5,640	23,141	22,190
Technical management fees	2,075	1,925	8,000	7,659
Depreciation and amortization	18,370	17,582	68,976	71,776
Impairment of vessel assets	-	-	56,586	21,993
Gain on sale of vessels	(2,004)	-	(3,513)	(7,712)
Total operating expenses	86,213	64,945	367,006	239,313

Operating income (loss)	25,972	9,973	516	(29,615)

Other (expense) income:
Other income (expense)	95	(12)	367	(164)
Interest income	1,058	546	3,801	1,551
Interest expense	(8,842)	(7,938)	(33,091)	(30,497)
Loss on debt extinguishment	-	-	(4,533)	-
Other expense	(7,689)	(7,404)	(33,456)	(29,110)

Income (loss) before income taxes	18,283	2,569	(32,940)	(58,725)
Income tax expense	-	-	-	-

Net income (loss)	$18,283	$2,569	$(32,940)	$(58,725)

Net earnings (loss) per share - basic	$0.44	$0.07	$(0.86)	$(1.71)

Net earnings (loss) per share - diluted	$0.44	$0.07	$(0.86)	$(1.71)

Weighted average common shares outstanding - basic	41,704,296	34,559,830	38,382,599	34,242,631

Weighted average common shares outstanding - diluted	41,792,956	34,682,302	38,382,599	34,242,631

	December 31, 2018	December 31, 2017
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$197,499	$174,479
Restricted cash	4,947	7,234
Due from charterers, net	22,306	12,855
Prepaid expenses and other current assets	10,449	7,338
Inventories	29,548	15,333
Vessels held for sale	5,702	-
Total current assets	270,451	217,239

Noncurrent assets:
Vessels, net of accumulated depreciation of $244,529 and $213,431, respectively	1,344,870	$1,265,577
Deferred drydock, net	9,544	13,382
Fixed assets, net	2,290	1,014
Other noncurrent assets	-	514
Restricted cash	315	23,233
Total noncurrent assets	1,357,019	1,303,720

Total assets	$1,627,470	$1,520,959

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$29,143	23,230
Current portion of long-term debt	66,320	24,497
Deferred revenue	6,404	4,722
Total current liabilities	101,867	52,449

Noncurrent liabilities
Long-term lease obligations	3,468	2,588
Long-term debt, net of deferred financing costs of $16,272 and $9,032, respectively	468,828	490,895
Total noncurrent liabilities	472,296	493,483

Total liabilities	574,163	545,932

Commitments and contingencies

Equity:
Common stock	416	345
Additional paid-in capital	1,740,163	1,628,355
Retained deficit	(687,272)	(653,673)
Total equity	1,053,307	975,027
Total liabilities and equity	$1,627,470	$1,520,959

	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(32,940)	$(58,725)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	68,976	71,776
Amortization of deferred financing costs	3,035	2,325
PIK interest, net	-	4,542
Payment of PIK interest	(5,341)	-
Amortization of nonvested stock compensation expense	2,231	4,053
Impairment of vessel assets	56,586	21,993
Gain on sale of vessels	(3,513)	(7,712)
Loss on debt extinguishment	4,533	-
Insurance proceeds for protection and indemnity claims	303	765
Insurance proceeds for loss of hire claims	58	2,230
Change in assets and liabilities:
Increase in due from charterers	(10,099)	(2,482)
Increase in prepaid expenses and other current assets	(6,626)	(5,875)
Increase in inventories	(14,215)	(6,485)
Decrease in other noncurrent assets	514	-
Increase in accounts payable and accrued expenses	2,571	1,494
Increase in deferred revenue	1,190	3,234
Increase in lease obligations	880	720
Deferred drydock costs incurred	(2,236)	(7,782)
Net cash provided by operating activities	65,907	24,071

Cash flows from investing activities
Purchase of vessels, including deposits	(241,872)	(262)
Purchase of other fixed assets	(1,462)	(290)
Net proceeds from sale of vessels	44,330	15,513
Insurance proceeds for hull and machinery claims	3,629	2,444
Net cash (used in) provided by investing activities	(195,375)	17,405

Cash flows from financing activities
Proceeds from the $108 Million Credit Facility	108,000	-
Repayments on the $108 Million Credit Facility	(1,580)	-
Proceeds from the $460 Million Credit Facility	460,000	-
Repayments on the $460 Million Credit Facility	(15,000)	-
Repayments on the $400 Million Credit Facility	(399,600)	(400)
Repayments on the $98 Million Credit Facility	(93,939)	(1,332)
Repayments on the 2014 Term Loan Facilities	(25,544)	(2,763)
Payment of debt extinguishment costs	(2,962)	-
Proceeds from issuance of common stock	110,249	-
Payment of common stock issuance costs	(496)	-
Payment of Series A Preferred Stock issuance costs	-	(1,103)
Payment of deferred financing costs	(11,845)	-
Net cash provided by (used in) financing activities	127,283	(5,598)

Net (decrease) increase in cash, cash equivalents and restricted cash	(2,185)	35,878

Cash, cash equivalents and restricted cash at beginning of period	204,946	169,068
Cash, cash equivalents and restricted cash at end of period	$202,761	$204,946

Three Months Ended December 31, 2018
Adjusted Net Income Reconciliation	(unaudited)
Net Income	$18,283
- Gain on sale of vessels	(2,004)
Adjusted net income	$16,279

Adjusted net earnings per share - basic	$0.39
Adjusted net earnings per share - diluted	$0.39

Weighted average common shares outstanding - basic	41,704,296
Weighted average common shares outstanding - diluted	41,792,956

Weighted average common shares outstanding - basic as per financial statements	41,704,296
Dilutive effect of stock options	-
Dilutive effect of restricted stock awards	88,660
Weighted average common shares outstanding - diluted as adjusted	41,792,956

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income (loss)	$18,283	$2,569	$(32,940)	$(58,725)
+ Net interest expense	7,784	7,392	29,290	28,946
+ Depreciation and amortization	18,370	17,582	68,976	71,776
EBITDA(1)	$44,437	$27,543	$65,326	$41,997

+ Impairment of vessel assets	-	-	56,586	21,993
- Gain on sale of vessels	(2,004)	-	(3,513)	(7,712)
+ Loss on debt extinguishment	-	-	4,533	-
Adjusted EBITDA	$42,433	$27,543	$122,932	$56,278

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	59	60	59	60
Average number of vessels (2)	62.1	60.0	61.0	60.8
Total ownership days for fleet (3)	5,716	5,520	22,249	22,207
Total chartered-in days (4)	19	-	132	-
Total available days for fleet (5)	5,728	5,514	22,231	21,759
Total available days for owned fleet (6)	5,710	5,514	22,099	21,759
Total operating days for fleet (7)	5,661	5,468	21,975	21,466
Fleet utilization (8)	98.7%	99.1%	98.5%	98.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$13,237	$10,761	$11,364	$8,474
Daily vessel operating expenses per vessel (10)	4,336	4,387	4,379	4,417

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,196.0	5,251.5	4,745.0
Panamax	439.5	552.0	2,022.7	2,190.0
Ultramax	552.0	368.0	1,731.2	1,460.0
Supramax	1,855.4	1,932.0	7,588.4	7,665.0
Handymax	65.4	92.0	338.4	632.8
Handysize	1,239.2	1,380.0	5,316.4	5,514.6
Total	5,715.6	5,520.0	22,248.5	22,207.4

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	-
Ultramax	-	-	-	-
Supramax	-	-	49.4	-
Handymax	0.3	-	37.3	-
Handysize	18.2	-	45.8	-
Total	18.6	-	132.5	-

Available days (owned & chartered-in fleet)
Capesize	1,563.7	1,195.0	5,171.7	4,651.3
Panamax	439.5	552.0	2,021.7	2,020.5
Ultramax	552.0	368.0	1,724.0	1,455.7
Supramax	1,850.2	1,928.9	7,624.4	7,555.2
Handymax	65.8	92.0	365.7	609.3
Handysize	1,256.9	1,378.3	5,323.8	5,466.5
Total	5,728.1	5,514.3	22,231.3	21,758.5

Available days (owned fleet)
Capesize	1,563.7	1,195.0	5,171.7	4,651.3
Panamax	439.5	552.0	2,021.7	2,020.5
Ultramax	552.0	368.0	1,724.0	1,455.7
Supramax	1,850.2	1,928.9	7,575.0	7,555.2
Handymax	65.4	92.0	328.4	609.3
Handysize	1,238.7	1,378.3	5,278.1	5,466.5
Total	5,709.5	5,514.3	22,098.9	21,758.5

Operating days
Capesize	1,563.5	1,192.0	5,169.5	4,519.4
Panamax	420.9	547.5	1,970.9	2,009.6
Ultramax	549.6	361.4	1,700.4	1,443.8
Supramax	1,823.8	1,917.1	7,528.4	7,499.9
Handymax	61.0	91.0	351.8	583.6
Handysize	1,242.5	1,359.2	5,253.8	5,410.1
Total	5,661.3	5,468.3	21,974.8	21,466.4

Fleet utilization
Capesize	100.0%	99.7%	99.4%	96.4%
Panamax	95.8%	99.2%	97.4%	98.6%
Ultramax	99.6%	98.2%	98.2%	98.9%
Supramax	98.3%	99.2%	98.6%	98.8%
Handymax	92.7%	98.9%	93.6%	92.2%
Handysize	98.8%	98.5%	98.4%	98.8%
Fleet average	98.7%	99.1%	98.5%	98.1%

Average Daily Results:
Time Charter Equivalent
Capesize	$17,052	$16,749	$15,422	$12,017
Panamax	10,134	9,474	9,648	7,974
Ultramax	11,452	12,250	10,420	9,203
Supramax	12,977	9,019	10,816	7,466
Handymax	16,313	7,976	12,031	7,421
Handysize	10,545	8,310	9,099	6,960
Fleet average	13,237	10,761	11,364	8,474

Daily vessel operating expenses
Capesize	$4,868	$4,895	$4,855	$4,816
Panamax	4,094	3,861	4,137	4,334
Ultramax	4,557	4,659	4,531	4,511
Supramax	4,195	4,505	4,303	4,517
Handymax	3,745	3,690	4,767	4,160
Handysize	3,896	3,967	4,035	3,972
Fleet average	4,336	4,387	4,379	4,417

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Amounts for available days in the table above for the periods ended December 31, 2017 have been adjusted for our updated method of calculating available days.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues. Amounts for operating days in the table above for the periods ended December 31, 2017 have been adjusted for our updated method of calculating available days.

8)
We calculate fleet utilization, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days. Amounts for fleet utilization in the table above for the periods ended December 31, 2017 have been adjusted for our updated method of calculating fleet utilization.

9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$112,185	$74,918	$367,522	$209,698
Voyage expenses (in thousands)	36,305	15,579	114,855	25,321
Charter hire expenses (in thousands)	302	-	1,534	-
	75,578	59,339	251,133	184,377

Total available days for owned fleet	5,710	5,514	22,099	21,759
Total TCE rate	$13,237	$10,761	$11,364	$8,474

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Debt Overview

Debt outstanding as of December 31, 2018, gross of unamortized debt issuance costs and inclusive of the current portion of long-term debt, amounted to $551 million. On February 28, 2019, we entered into an amendment to our $460 Million Credit Facility providing an additional tranche of up to $35 million to cover up to 90% of the expenses related to the acquisition and installation of scrubbers on our 17 Capesize vessels. Borrowings under the $35 million tranche will bear interest at LIBOR plus 250 basis points through September 30, 2019 and LIBOR plus a range of 225 to 275 basis points thereafter.

	December 31, 2018	December 31, 2017
Long-term debt, net consists of the following:

Principal amount	$551,420	$519,083
PIK interest	-	5,341
Less: Unamortized debt issuance costs	(16,272)	(9,032)
Less: Current portion	(66,320)	(24,497)
Long-term debt, net	$468,828	$490,895

	December 31, 2018		December 31, 2017
	Principal	Unamortized Debt Issuance Cost	Principal	Unamortized Debt Issuance Cost
$460 Million Credit Facility	$445,000	$14,423	$-	$-
$108 Million Credit Facility	106,420	1,849	-	-
$400 Million Credit Facility	-	-	399,600	6,332
$98 Million Credit Facility	-	-	93,939	1,370
2014 Term Loan Facilities	-	-	25,544	1,330
PIK interest	-	-	5,341	-
	$551,420	$16,272	$524,424	$9,032

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of March 5, 2019, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax and 13 Handysize vessels with an aggregate capacity of approximately 5,075,000 dwt.

The following table reflects Genco’s fleet list as of March 5, 2019:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Champion	28,445	2006
12	Genco Challenger	28,428	2003
13	Genco Charger	28,398	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Tuesday, March 5, 2019 at 10:00 a.m. Eastern Time to discuss its 2018 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 323-0522 or (877) 260-1479 and enter passcode 6651935. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6651935. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the terms of definitive documentation for the purchase and installation of scrubbers and our ability to have scrubbers installed within the price range and time frame anticipated; (xix) our ability to obtain any additional financing we may seek for scrubbers on acceptable terms; (xx) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xxi) our ability to realize the economic benefits or recover the cost of the scrubbers we plan to install; (xxii) worldwide compliance with IMO 2020 regulations and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550